Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact
Doug Craney 708-450-3117

Alberto Culver Announces Strong Third Quarter Fiscal Year 2010

Sales and Profit Growth

Melrose Park, IL, (July 26, 2010) – Alberto Culver Company (NYSE: ACV), a leading manufacturer and marketer of beauty care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema, today announced strong results for its fiscal year 2010 third quarter ended June 30, 2010.

Alberto Culver President and Chief Executive Officer V. James Marino said, “I am very pleased to report an exceptionally strong quarter of sales and earnings growth in both our U.S. and international segments. Despite challenging economic conditions and soft category growth rates, we continue to outperform the hair care category and gain market share. Double-digit organic sales growth was broad based across our core beauty care brands.”

Third Quarter

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Net sales for the third quarter increased 18.8% to $417.6 million compared to $351.6 million in the prior year quarter. On an organic basis, which excludes the effect of foreign currency fluctuations and acquisitions and divestitures, sales increased 10.7% in the current quarter.

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Diluted earnings per share from continuing operations increased to 47 cents in the third quarter compared to 28 cents in the prior year quarter. Excluding restructuring and discrete items, diluted earnings per share from continuing operations increased 30.0% to 39 cents compared to 30 cents in the prior year quarter.

Nine Months

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Net sales for the nine month period increased 11.1% to $1.17 billion compared to $1.05 billion in the prior year period. On an organic basis, which excludes the effect of foreign currency fluctuations and acquisitions and divestitures, sales increased 4.0% in the nine month period.

Alberto Culver Third Quarter and First Nine Months Fiscal Year 2010 Earnings Release	Page 2

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Diluted earnings per share from continuing operations increased to $1.14 in the nine month period compared to 87 cents in the prior year period. Excluding restructuring and discrete items, diluted earnings per share from continuing operations increased 17.2% to $1.16 compared to 99 cents in the prior year period. Growth in the nine month period was tempered by a charge of approximately 4 cents per share related to the voluntary withdrawal of select SKU’s in the Company’s relaxer kit business.

In the U.S., sales increased 12.7% in the third quarter due to strong growth in several of the Company’s core beauty care brands behind effective marketing and promotional activity and replenishment of retailer inventory levels as customer service levels were restored to levels that existed prior to the Company’s supply chain, manufacturing and systems disruptions. International sales on a reported basis increased 29.0% (the net effect of foreign currency fluctuations, acquisitions and divestitures accounted for approximately 21.6% of the growth), primarily behind strong TRESemmé growth.

The Company’s gross profit margin was 51.5% in the third quarter compared to 50.8% in the prior year quarter. The improvement in gross margin was primarily a result of lower commodity costs, partially offset by higher costs resulting from the Company’s supply chain, manufacturing and systems disruptions.

Advertising and other marketing investments in the third quarter increased 20.1% to $67.7 million compared to $56.3 million in the prior year quarter, primarily due to double-digit increases on TRESemmé and St. Ives and the acquisition of Simple. For the nine month period, advertising and other marketing investments increased 14.6% compared to the prior year. Mr. Marino added, “We continue to drive our business by investing behind our brands to build consumer equity.”

Selling and administrative expenses as a percentage of net sales decreased 320 basis points to 19.4% in the third quarter compared to 22.6% in the prior year quarter. The current quarter includes approximately $8.5 million of discrete income related to the resolution of a supplier dispute while the prior year quarter includes approximately $2.7 million of discrete expenses related to the same supplier dispute. Together these items resulted in 270 basis points of the decrease in selling and administrative expenses as a percentage of net sales in the quarter.

Carol Lavin Bernick, Executive Chairman of the Company, said, “As evidenced by our strong third quarter results, we were able to successfully overcome a difficult economic environment, resolve our U.S. service issues that plagued us earlier in the year and deliver growth for our shareholders. Our balanced portfolio of strong beauty care brands and our dedicated team continue to be the primary drivers of our success.”

Alberto Culver Third Quarter and First Nine Months Fiscal Year 2010 Earnings Release	Page 3

Ms. Bernick also announced the Company’s board of directors approved the regular 8.5 cents quarterly cash dividend. The dividend will be paid on August 20, 2010 to shareholders of record on August 5, 2010.

On December 18, 2009, the Company completed the acquisition of all of the issued and outstanding shares of Simple Health & Beauty Group Limited. Simple is a leading skin care company based in the United Kingdom that was owned primarily by Duke Street, a mid-market private equity fund. The total purchase price was approximately $385 million, and the transaction was funded from the Company’s existing cash.

On July 31, 2008, the Company sold its Cederroth International subsidiary to a company owned by two funds controlled by CapMan, a Nordic based private equity firm, for 159.5 million Euros. As a result of the transaction, the results of operations of Cederroth are reported as discontinued operations.

On November 16, 2006, the Company closed a transaction that separated its consumer products business from its beauty supply distribution business and resulted in the formation of two separate and independent publicly-traded companies: new Alberto Culver and Sally Beauty Holdings, Inc. As a result of the transaction, the results of operations of the beauty supply distribution business are reported as discontinued operations.

Due to the disclosure of organic sales growth and financial results excluding restructuring and discrete items, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and discrete items, as well as a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, are included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

The Company will discuss its third quarter and nine month fiscal year 2010 results with investors in a call to be held later today (Monday, July 26, 2010) at 11:00 a.m. Eastern Time. The dial-in numbers for the call are 866-742-2281 or 660-422-4763 (international callers) and the conference ID is 84951323. The numbers for a replay of the conference call are 800-642-1687 or 706-645-9291 and will be available through Saturday, August 28, 2010. The conference ID is 84951323. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Investing Section, and at www.earnings.com.

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery brands such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

Alberto Culver Third Quarter and First Nine Months Fiscal Year 2010 Earnings Release	Page 4

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key customers; inability of efficiency initiatives to improve the company’s margins; loss of one or more key suppliers or copackers; inability of the company to protect its intellectual property; the disruption of normal business activities due to the company’s implementation of a new worldwide ERP system; manufacturing and supply chain disruptions; adverse changes in currency exchange rates; special demands by key customers; risks inherent in acquisitions, divestitures and strategic alliances, including, without limitation, undisclosed liabilities and obligations for which the company may have limited or no recourse; loss of one or more key employees; risks inherent in expanding in existing geographic locations and entering new geographic locations; the risk that the expected cost savings related to the reorganizations and restructurings may not be realized; the effects of a prolonged United States or global economic downturn or recession; health epidemics; unavailability of raw materials or finished products; increases in costs of raw materials and inflation rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; changes in costs; the unanticipated costs and effects of legal or administrative proceedings; adverse weather conditions; and variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which the company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2009 Annual Report on Form 10-K filed on November 24, 2009 with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Alberto Culver Third Quarter and First Nine Months Fiscal Year 2010 Earnings Release	Page 5

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended June 30, 2010 and 2009	2010	2009

Net sales	$417,582	351,623
Cost of products sold	202,459	173,143

Gross profit	215,123	178,480
Advertising, marketing, selling and administrative	148,687	135,887
Restructuring and other (1)	108	5,041

Operating earnings	66,328	37,552
Interest expense (income), net	823	(377)

Earnings from continuing operations before income taxes	65,505	37,929
Provision for income taxes (2)	18,210	10,608

Earnings from continuing operations	47,295	27,321
Discontinued operations, net of income taxes (3)	(68)	658

Net earnings	$47,227	27,979

Basic earnings per share:
Continuing operations	$.48	.28
Discontinued operations	—	.01

Total	$.48	.29

Diluted earnings per share:
Continuing operations (1) (2)	$.47	.28
Discontinued operations	—	—

Total	$.47	.28

Weighted average shares outstanding:
Basic	98,009	97,668
Diluted	99,707	99,047

(1)	Restructuring and other primarily includes severance and other costs incurred in connection with the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009. During the third quarter of fiscal year 2010, restructuring and other increased earnings from continuing operations (net of tax) by $4 and did not have an effect on diluted earnings per share from continuing operations. During the third quarter of fiscal year 2009, restructuring and other reduced earnings from continuing operations (net of tax) by $3,170 and diluted earnings per share from continuing operations by 3 cents.
(2)	The provision for income taxes in the third quarter of fiscal year 2010 includes $2,173 of discrete tax benefit, which increased diluted earnings per share from continuing operations by 2 cents. The provision for income taxes in the third quarter of fiscal year 2009 includes $2,141 of discrete tax benefit, which increased diluted earnings per share from continuing operations by 3 cents.
(3)	Discontinued operations in the third quarter of fiscal year 2010 include adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver. In the third quarter of fiscal year 2009, discontinued operations include adjustments related to the sale of Cederroth.

Alberto Culver Third Quarter and First Nine Months Fiscal Year 2010 Earnings Release	Page 6

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Nine Months Ended June 30, 2010 and 2009	2010	2009

Net sales	$1,165,351	1,048,789
Cost of products sold	555,598	514,933

Gross profit	609,753	533,856
Advertising, marketing, selling and administrative	433,873	389,728
Transaction expenses (1)	6,004	—
Restructuring and other (2)	4,720	5,312

Operating earnings	165,156	138,816
Interest expense (income), net	531	(2,328)

Earnings from continuing operations before income taxes	164,625	141,144
Provision for income taxes (3)	50,802	54,696

Earnings from continuing operations	113,823	86,448
Discontinued operations, net of income taxes (4)	138	1,263

Net earnings	$113,961	87,711

Basic earnings per share:
Continuing operations	$1.16	.89
Discontinued operations	—	.01

Total	$1.16	.90

Diluted earnings per share:
Continuing operations (1) (2) (3)	$1.14	.87
Discontinued operations	—	.02

Total	$1.14	.89

Weighted average shares outstanding:
Basic	97,915	97,611
Diluted	99,697	99,004

(1)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the acquisition of Simple Health & Beauty Group Limited. During the first nine months of fiscal year 2010, this amount reduced earnings from continuing operations by $6,004 and diluted earnings per share from continuing operations by 6 cents.
(2)	Restructuring and other primarily includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009. During the first nine months of fiscal year 2010, restructuring and other reduced earnings from continuing operations (net of tax) by $2,915 and diluted earnings per share from continuing operations by 3 cents. During the first nine months of fiscal year 2009, restructuring and other reduced earnings from continuing operations (net of tax) by $3,291 and diluted earnings per share from continuing operations by 3 cents.
(3)	The provision for income taxes in the first nine months of fiscal year 2010 includes $2,111 of discrete tax benefit, which increased diluted earnings per share from continuing operations by 2 cents. The provision for income taxes in the first nine months of fiscal year 2009 includes $6,525 of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, which reduced diluted earnings per share from continuing operations by 7 cents.
(4)	Discontinued operations in both periods include adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver. In the first nine months of fiscal year 2009, discontinued operations also include adjustments related to the sale of Cederroth.

Alberto Culver Third Quarter and First Nine Months Fiscal Year 2010 Earnings Release	Page 7

Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	June 30, 2010	September 30, 2009
Assets
Cash and cash equivalents	$260,515	469,775
Accounts receivable, net	252,451	228,979
Inventories	184,015	126,777
Other current assets and income taxes	43,783	40,097

Total current assets	740,764	865,628
Property, plant and equipment, net	247,244	249,911
Goodwill and trade names	669,477	313,955
Long-term investments	57,482	58,412
Other assets	84,286	70,108

Total assets	$1,799,253	1,558,014

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$172	175
Accounts payable, accrued expenses and income taxes	279,564	275,649

Total current liabilities	279,736	275,824
Long-term debt	150,271	429
Other liabilities and income taxes	106,855	80,339

Total liabilities	536,862	356,592
Stock options subject to redemption	3,314	4,776
Stockholders’ equity	1,259,077	1,196,646

Total liabilities and stockholders’ equity	$1,799,253	1,558,014

Alberto Culver Third Quarter and First Nine Months Fiscal Year 2010 Earnings Release	Page 8

Segment Data (Unaudited)

(in thousands)

Three Months Ended June 30, 2010 and 2009	2010	2009

Net Sales:
United States	$248,602	220,625
International	168,980	130,998

	$417,582	351,623

Earnings From Continuing Operations Before Income Taxes:
United States	$46,867	34,570
International	22,546	10,158

Segment operating profit	69,413	44,728
Stock-based compensation expense	(2,977)	(2,135)
Restructuring and other (1)	(108)	(5,041)
Interest income (expense), net	(823)	377

	$65,505	37,929

Nine Months Ended June 30, 2010 and 2009	2010	2009

Net Sales:
United States	$693,156	674,733
International	472,195	374,056

	$1,165,351	1,048,789

Earnings From Continuing Operations Before Income Taxes:
United States	$122,645	115,546
International	62,708	36,805

Segment operating profit	185,353	152,351
Stock-based compensation expense	(9,473)	(8,223)
Transaction expenses (2)	(6,004)	—
Restructuring and other (1)	(4,720)	(5,312)
Interest income (expense), net	(531)	2,328

	$164,625	141,144

(1)	Restructuring and other primarily includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009.
(2)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the acquisition of Simple Health & Beauty Group Limited.

Alberto Culver Third Quarter and First Nine Months Fiscal Year 2010 Earnings Release	Page 9

Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and nine months ended June 30, 2010 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and discrete items

•	Earnings from continuing operations excluding restructuring and discrete items

•	Diluted earnings per share from continuing operations excluding restructuring and discrete items

•	Organic sales growth

In June 2009, the Company committed to a plan primarily related to the downsizing of its manufacturing facility and the consolidation of its warehouse and office facilities in Chatsworth, California. During fiscal year 2009, the Company recorded restructuring costs related to this plan of $6.3 million ($4.9 million in the third quarter). During the first nine months of fiscal year 2010, the Company recorded additional restructuring costs related to this plan of $379,000 ($168,000 in the third quarter).

In November 2009, the Company committed to a plan primarily related to ceasing all manufacturing activities at its facility in Chatsworth, California. This plan is in addition to the Company’s initial plan to downsize the Chatsworth manufacturing facility. During the first nine months of fiscal year 2010, the company recorded restructuring costs related to this plan of $4.4 million ($103,000 in the third quarter), primarily related to severance.

In addition to these two plans, the Company recorded a restructuring benefit of $83,000 in the first nine months of fiscal year 2010 (a benefit of $163,000 in the third quarter) and $519,000 during fiscal year 2009 ($402,000 in the first nine months and $131,000 in the third quarter) related to previously announced plans.

In total, the company recorded restructuring and other costs during the first nine months of fiscal year 2010 of $4.7 million ($2.9 million after taxes or 3 cents per diluted share from continuing operations) with $108,000 in the third quarter (a benefit of $4,000 after taxes and no effect on diluted earnings per share from continuing operations). In fiscal year 2009, the company recorded total restructuring and other costs of $6.8 million ($4.2 million after taxes) with $5.3 million in the first nine months ($3.3 million after taxes or 3 cents per diluted share from continuing operations) and $5.0 million in the third quarter ($3.2 million after taxes or 3 cents per diluted share from continuing operations).

In connection with the acquisition of Simple Health & Beauty Group Limited on December 18, 2009, the Company incurred transaction expenses (primarily investment banking, legal and other professional service fees) during the first nine months of fiscal year 2010 of $6.0 million (6 cents per diluted share from continuing operations). These amounts are not expected to be deductible for income tax purposes.

In fiscal year 2009, the Company incurred costs related to a dispute with a supplier of $2.9 million ($1.9 million after taxes) with $2.7 million in the third quarter ($1.7 million after taxes or 2 cents per diluted share from continuing operations). In the first nine months of fiscal year 2010, additional costs of $1.1 million were incurred prior to the dispute being settled in the third quarter. The settlement included the forgiveness of $5.8 million of obligations the Company owed to the supplier and the receipt of $2.9 million in cash from the supplier. On a net basis, the Company recorded a benefit related to this matter of $7.6 million in the first nine months of fiscal year 2010 ($5.2 million after taxes or 5 cents per diluted share from continuing operations) and $8.5 million in the third quarter ($5.8 million after taxes or 6 cents per diluted share from continuing operations).

The Company’s provision for income taxes in the first nine months of fiscal year 2010 included net discrete tax benefit of $2.1 million (2 cents per diluted share from continuing operations). The provision for income taxes in the third quarter of fiscal year 2010 included net discrete tax benefit of $2.2 million (2 cents per diluted share from continuing operations). The Company’s provision for income taxes in the first nine months of fiscal year 2009 included net discrete tax expense of $6.5 million (7 cents per diluted share from continuing operations), primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale. The provision for income taxes in the third quarter of fiscal year 2009 included net discrete tax benefit of $2.1 million (3 cents per diluted share from continuing operations).

Alberto Culver Third Quarter and First Nine Months Fiscal Year 2010 Earnings Release	Page 10

Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three and nine months ended June 30, 2010 and 2009 are as follows (in thousands, except per share data):

	Three Months Ended June 30		Nine Months Ended June 30
	2010	2009	2010	2009
Pre-tax earnings from continuing operations, as reported	$65,505	37,929	$164,625	141,144
Restructuring and other	108	5,041	4,720	5,312
Transaction expenses	—	—	6,004	—
Dispute with a supplier	(8,497)	2,655	(7,615)	2,655

Pre-tax earnings from continuing operations, excluding restructuring and discrete items	$57,116	45,625	$167,734	149,111

Earnings from continuing operations (net of income taxes), as reported	$47,295	27,321	$113,823	86,448
Restructuring and other, net of income taxes	(4)	3,170	2,915	3,291
Transaction expenses, net of income taxes	—	—	6,004	—
Dispute with a supplier, net of income taxes	(5,829)	1,744	(5,224)	1,744
Discrete tax items	(2,173)	(2,141)	(2,111)	6,525

Earnings from continuing operations (net of income taxes), excluding restructuring and discrete items	$39,289	30,094	$115,407	98,008

Diluted earnings per share from continuing operations, as reported	$.47	.28	$1.14	.87
Restructuring and other, net of income taxes	—	.03	.03	.03
Transaction expenses, net of income taxes	—	—	.06	—
Dispute with a supplier, net of income taxes	(.06)	.02	(.05)	.02
Discrete tax items	(.02)	(.03)	(.02)	.07

Diluted earnings per share from continuing operations, excluding restructuring and discrete items	$.39	.30	$1.16	.99

	Three Months Ended June 30		Nine Months Ended June 30
	2010	2009	2010	2009
Net sales growth (decline), as reported	18.8%	(3.6)%	11.1%	(0.8)%
Effect of foreign currency fluctuations	(1.2)	7.9	(2.9)	9.1
Effect of acquisition	(7.7)	(2.3)	(5.0)	(2.5)
Effect of divestiture	0.8	—	0.8	—

Organic sales growth	10.7%	2.0%	4.0%	5.8%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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